For Immediate Release

Velcera Appoints Sal Uglietta to Board of Directors

YARDLEY, PA June 19, 2008 - Velcera, Inc. (OTCBB: VLCR), a specialty pharmaceutical company focused on pet health, announced today the appointment of Sal J. Uglietta to the Company’s board of directors.

“We are delighted to welcome Mr. Uglietta to our board. His demonstrated strategic marketing and executive skills will contribute to our business growth. I look forward to working closely with Sal as we build new value for Velcera investors,” said Dennis Steadman, Velcera’s President and Chief Executive Officer.

Mr. Uglietta is Executive Vice President, Healthcare Practice Leader with SWAT Team Partners LLC, a leading national organization specializing in strategic business and marketing consulting. Sal is a highly regarded healthcare executive whose 30-year career encompasses successful domestic and international growth experiences in consumer healthcare, pharmaceuticals, national health plans and provider organizations. Previously Mr. Uglietta has held numerous positions in the healthcare field, including Head of Marketing and President to InteliHealth, Inc., a division of Aetna partnered with the Harvard Medical School; the Vice President of Marketing and Sales of Johnson & Johnson-Merck Joint Venture and European OTC Business Head of Johnson & Johnson. Mr. Uglietta holds a BS degree from Brandeis University and an MBA in Marketing and International Business from Columbia University.

About Velcera, Inc.
Velcera is a specialty pharmaceutical company focused on innovation in the expanding pet health market. Velcera’s product development targets new pet medicines in pain management, anti-allergy and parasiticides that can provide superior convenience and greater compliance than traditional products. Certain product candidates are based upon the patented Promist delivery technology, which has the potential to increase compliance and improve pet health as owners avoid the challenges of getting pets to swallow pills.

Contact Information

Dennis Steadman, CEO
267 757 3600
#  #  #

Velcera, Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect forward-looking information contained in this press release include, without limitation, the risk that the results of clinical trials may not support our claims and our lack of experience in developing and commercializing pet pharmaceutical products. Additional risks are described in our post effective-amendment No. 1 on Form S-1 to our SB-2/A Registration Statement filed on April 28, 2008.We assume no obligation to update these statements, except as required by law.